EXHIBIT 10.12
September 27, 2007
Mr. Alain Grandmont
89 Terry Fox
Verdun, Quebec
H3E 1L4
Re: Offer letter
Dear Alain,
We are pleased to offer you the position of Senior Vice-President, Commercial Printing and Coated Papers, in the new AbitibiBowater, Inc. The following are details as agreed upon on this date:
Location:                Montreal, Quebec, Canada
Effective Date:
The offer is contingent on conclusion of the Merger and will be effective at such date.
Compensation:
Your annual base salary, effective the date of the merger, will be US$425,000. You will be eligible to participate in a short-term incentive plan with a target level of 70% of your base salary. In addition, you will receive a signing bonus of US$30,000, to be paid as soon as practical following the closing.
We will request that the Human Resources and Compensation Committee (HRCC) of the new company, at its first meeting, approve base compensation and incentive targets for the new executive team and approve several compensation redesigns. We anticipate closing the 2007 Annual Incentive Plan effective with the merger and will substitute a new plan for the remainder of 2007 and all of 2008, emphasizing achievement of synergies.
Additionally, for executives at your level, we will request an equity award tied to synergy achievement. We anticipate continuing annual equity grants of similar value as you currently receive and a target level of ownership of common shares may be required. Previous equity awards will rollover into the New Company and will be paid according to the initial payout schedule.
You will also be eligible for a perquisite allowance of US$12,000 per year as well as a complete annual medical examination.

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Other benefits:
Subject to the approval of the new HRCC, you will be covered by an employment agreement and a new Change in Control (CIC) agreement.
You will maintain your current participation in various benefit plans such as pension, group insurance and vacation. However, following the merger, the new company intends to harmonize certain benefits offered to salaried employees, including senior executives, which may lead to changes in the current benefits. You will be informed about any changes at the appropriate time.
We are excited about the prospects of the combination of the two companies and look forward to having you join us on the leadership team. It will be a challenge.
Please acknowledge receipt of this offer letter and agreement with its terms by signing the two originals and returning one copy to Viateur Camire on or before October 3, 2007.

/s/ John W. Weaver

John W. Weaver	David J. Paterson
Exepmive Chairman	President and Chief Executive Officer

I accept this offer:

/s/ Alain Grandmont	9 OCTOBER 2007

Alain Grandmont	Date

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